Exhibit 99.1
For More Information, Contact
Insituform Technologies, Inc.
David A. Martin, Vice President and
Chief Financial Officer
636-530-8000

For Immediate Release

INSITUFORM GRANTS INDUCEMENT AWARDS TO NEW CEO

CHESTERFIELD, MO, April 18, 2008 – Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) (“Insituform” or the “Company”) today announced that it has granted certain stock option and restricted stock awards to J. Joseph Burgess, the Company’s newly appointed President and Chief Executive Officer.  The awards are issued as “inducement grants” under the rules of the Nasdaq Global Select Market and, as such, will not be issued pursuant to the Company’s 2006 Employee Equity Incentive Plan.

Pursuant to the terms of Mr. Burgess’ employment letter, these inducement grants consist of a non-qualified option to purchase 118,397 shares (the “Stock Option”) of Insituform common stock, par value $.01 per share (“Common Stock”), a performance-based award of 52,784 shares of restricted Common Stock (the “Performance-Based Restricted Stock Award”) and a one-time award of 103,092 shares of restricted Common Stock (the “Employment Incentive Award”), each in connection with the commencement of his employment with the Company.

The Stock Option has an exercise price of $14.55 per share, which was the closing market price for Insituform Common Stock, as reported on the Nasdaq Global Select Market, on April 14, 2008, the date of grant.  The Stock Option will vest with respect to one-third of the total number of shares on each of the first, second and third anniversaries of such grant date and will expire on the seventh anniversary of the grant date, unless exercised or cancelled prior to that date.

The Performance-Based Restricted Stock Award will vest 100% upon the third anniversary of the award date, unless forfeited or vested prior to that date.   In order for this award to vest, the Company must meet a financial performance criterion for 2008, as determined by the Compensation Committee of the Company’s Board of Directors. Achievement of 100% or more of the 2008 performance criterion will result in Mr. Burgess earning 100% of the Performance-Based Restricted Stock Award, subject only to Mr. Burgess’ continued employment with the Company through the third anniversary of the award date.  Failure to achieve at least 75% of the performance criterion in 2008 will result in the forfeiture of the entire award.  If 75% of the performance criterion is achieved, 50% of the Performance-Based Restricted Stock Award will be earned, as long as Mr. Burgess remains employed with the Company through the third anniversary of the award date.  If between 75% and 100% of the performance criterion is achieved during 2008, Mr. Burgess will be entitled to receive between 50% and 100% of the award, as determined on a straight-line basis, subject to Mr. Burgess’ continued employment through the third anniversary of the award date.  The Performance-Based Restricted Stock Award is subject to early vesting due to (i) an involuntary termination of Mr. Burgess’ employment with the Company without “cause” on or following a “change in control,” or (ii) a voluntary termination of employment by Mr. Burgess for “good reason” on or following a “change in control.”  The Performance-Based Restricted Stock Award will also vest as to a portion of the award where Mr. Burgess is involuntarily terminated by the Company without “cause” at least 18 months after the date of the award.  The portion of the Performance-Based Restricted Stock Award that will vest will be determined by dividing the number of whole months of his employment since the date of the award by 36.

The Employment Incentive Award will vest 100% on the fifth anniversary of the award date, unless forfeited or vested prior to that date.  The vesting of the Employment Incentive Award is entirely based upon Mr. Burgess’ continued employment with the Company, subject to early vesting due to (i) an involuntary termination of Mr. Burgess’ employment with the Company without “cause” on or following a “change in control,” or (ii) a voluntary termination of employment by Mr. Burgess for “good reason” on or following a “change in control.”  The Employment Incentive Award will also vest as to a portion of the award where Mr. Burgess is involuntarily terminated by the Company without “cause” at least 30 months after the date of the award.  The portion of the Employment Incentive Award that will vest will be determined by dividing the number of whole months of his employment since the date of the award by 60.

Prior to the vesting of either of the restricted stock awards, Mr. Burgess will not be allowed to sell or transfer the shares subject to the awards.

About Insituform

Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging or disruption.  More information about the Company can be found on its Internet site at www.insituform.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  The Company makes forward-looking statements in this news release that represent the Company’s beliefs or expectations about future events or financial performance.  These forward-looking statements are based on information currently available to the Company and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results.  When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend,” “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission on March 10, 2008.  In light of these risks, uncertainties and assumptions, the forward-looking events may not occur.  In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected.  Except as required by law, we do not assume a duty to update forward-looking statement, whether as a result of new information, future events or otherwise.  Investors should, however, review additional disclosures made by the Company from time to time in its periodic filings with the Securities and Exchange Commission.  Please use caution and do not place reliance on forward-looking statements.  All forward-looking statements made by the Company in this news release are qualified by these cautionary statements.

Insituform®, the Insituform® logo and Clean water for the world® are the registered trademarks of Insituform Technologies, Inc. and its affiliates.